Exhibit 33.4

Report on Assessment of Compliance with Securities and Exchange Commission’s
Regulation AB Servicing Criteria

For the calendar year ending December 31 2007 (the “Period”), ZC Real Estate Tax Solutions Limited (“ZCRETS”) has been a subcontractor for the Servicer identified in Appendix A.

The undersigned are Senior Vice Presidents of ZCRETS, have sufficient authority to make the statements contained in this Assertion and are responsible for assessing compliance with the servicing criteria applicable to ZCRETS. ZCRETS has used the servicing criteria communicated to ZCRETS by the Servicer to assess compliance with the applicable servicing criteria. Accordingly, servicing criteria Item 1122 (d) (4) (xi) and Item 1122 (d) (4) (xii) are applicable to the activities performed by ZCRETS with respect to the Servicer and the Platform covered by this report. The remaining servicing criteria set forth in Item 1122 (d) of the Securities and Exchange Commission’s Regulation AB are not applicable to the activities performed by ZCRETS with respect to the Servicer and the Platform covered by this report. As a subcontractor for the Servicer, ZCRETS has determined that it complied in all material respects with the servicing criteria listed below. ZCRETS engaged Ernst & Young, LLP (“E&Y”), a registered public accounting firm, to review ZCRETS’ assessment, and E&Y has issued an attestation report on ZCRETS’ assessment of compliance with the applicable servicing criteria for the Period.

1. Payments made on behalf of Servicer’s obligor for real estate taxes are made on or before the related penalty or expiration dates, as indicated on the appropriate bills or notices for such payments, provided that such support has been received by the Servicer at least thirty (30) calendar days prior to these dates, or such other number of days specified in the transaction agreements between Servicer and ZCRETS (1122(d)(4)(xi)).

2. Any late payment penalties in connection with any payment for real estate taxes to be made on behalf of Servicer’s obligor are paid from the Servicer’s funds or ZCRETS’ funds and not charged to Servicer’s obligor, unless the late payment was due to the obligor’s error or omission (1122(d)(4)(xii)).

Sincerely,
ZC REAL ESTATE TAX SOLUTIONS LIMITED

By:  /s/ Mike Koepke
Mike Koepke

Title:  Senior Vice President and Tax Product Line Executive

Date:  February 14, 2008

By:  /s/ James P. Novak
James P. Novak

Title:  Senior Vice President & General Counsel

Date:  February 14, 2008

Appendix A

The following Client was serviced on the ZC Tax Source (ZCTS) Platform to which the criteria mentioned within the Assertion applies:

1. Popular Mortgage Servicing, Inc.